Project Agreement with 208 team[l]

Translator's Declaration

I, Ng Bee Ling. Certified Simplified Chinese to English Translator, hereby attest that the Chinese language document called "Project Agreement with 208 teani [l]" and that to the best of my knowledge and belief, these translation in English are true and correct,

Signed in Singapore on February 3, 2012

Cooperation Framework Agreement

Party A: 208 Team of China National Nuclear Corporation (CNNC)

Party B: Minco Mining (China) Corporation

Whereas:

1.
The Inner Mongolia Urat Middle Banner Tugurige Gold Mine (business license registration number: 15282500000186, issuing entity: Inner Mongolia Urat Middle Banner Administration for Industry and Commerce, hereinafter referred to as the "Tugurige Gold Mine") is an enterprise wholly-owned by and subordinate to Party A, and Party A is entitled to full rights and interests in the Tugurige Gold Mine;

2.	In accordance with the requirements of the superiors of Party A, Party A plans to restructure the Tugurige Gold Mine as a limited company;

3.	An affiliated entity of Party A has acquired 20 exploration concessions and 1 mining concession in the Altay region of Xinjiang (hereinafter referred to as the "Xinjiang Project");

4.
Party A also owns multiple exploration concessions and/or mining concessions primarily for non-uranium mining (including but not limited to nonferrous metals and precious metals) in other areas surrounding the Tugurige Gold Mine and other regions in Inner Mongolia (hereinafter referred to as "Other Projects");

5.	Party B is very optimistic about the potential and prospects for the Tugurige Gold Mine project and Xinjiang Project.

Through in-depth communications and amicable negotiation, both parties hereby reach the

[signature]

following agreement on their long-term strategic cooperation:

I.   Consolidation of mining concessions

1.
Multiple exploration concessions and mining concessions (hereinafter referred to as "Mining Concessions in the Mining Zone") are distributed within the Tugurige Gold Mine mining zone (for details, refer to the distribution map for the mining concessions of Tugurige Gold Mine), including the mining concession for "CNNC Inner Mongolia Urat Middle Banner Tugurige Gold Mine" owned by the Tugurige Gold Mine, the exploration concession for "Inner Mongolia Urat Middle Banner Jun Gaxun Region Gold Mine Detailed Exploration" owned by Party A, the exploration concession for "Inner Mongolia Urat Middle Banner Har Tolgoi Region Gold Mine Detailed Exploration" owned by Party A and the exploration concessions and mining concessions owned by other parties.

2.
Party A is responsible for the consolidation of the Mining Concessions in the Mining Zone, so as to convert all existing exploration concessions and mining concessions to come under the name of the Tugurige Gold Mine (or the "Inner Mongolia Urat Middle Banner Tugurige Gold Mine Co., Ltd." after the restructuring, refer to the text below. Same hereunder) as soon as possible, register the vacant areas as exploration concessions for the Tugurige Gold Mine, and ensure that there are no encumbrances on the mining concessions consolidated into the Tugurige Gold Mine, nor are there any defects or disputes involved, and that they are in good condition. The cost for the consolidation is approximately Renminbi Twenty Million Yuan.

3.	Party B shall cooperate with Party A in consolidating the Mining Concessions in the Mining Zone.

II. Restructuring of the Tugurige Gold Mine and injection of funds for stock increase

1.
 Concurrently with or after completing the consolidation of the Mining Concessions in the Mining Zone, Party A shall conduct shareholding system reform on the Tugurige Gold Mine (hereinafter referred to as "Restructuring") in order to convert it from a State-owned enterprise to a wholly-owned subsidiary of Party A, and the name shall be tentatively changed to "Inner Mongolia Urat Middle Banner Tugurige Gold Mine Co., Ltd.". Both parties have established a new joint-venture company in Baotou (tentatively named as "Inner Mongolia Baotou City Tugurige Mining Co., Ltd., hereinafter referred to as "Tugurige Company").

[signature]

2.
Both parties shall jointly appoint an appraisal institution to appraise the asset value of the Tugurige Gold Mine. Party A shall invest all assets of the Tugurige Gold Mine or 100% of its rights and interests in "Inner Mongolia Urat Middle Banner Tugurige Gold Mine Co., Ltd." into Tugurige Company, and shall own 49% shares of Tugurige Company.
Party A shall warrant that, after the Restructuring is complete, Tugurige Company shall own all assets of the Tugurige Gold Mine or 100% of the rights and interests in "Inner Mongolia Urat Middle Banner Tugurige Gold Mine Co., Ltd.", and Party A and Party B shall jointly be the shareholders of Tugurige Company.

3.
Party B shall actively participate in the Restructuring, and shall invest Renminbi Two Hundred and Fifty Million Yuan (RMB 250,000,000.00) into Tugurige Company (Party B's investment amount shall be based on the asset valuation result of the Tugurige Gold Mine, but the valuation result shall not exceed RMB 280,000,000.00) and hold 51% shares of Tugurige Company. This includes Renminbi One Hundred and Eighty Million Yuan (RMB 180,000,000.00) which Party B should provide before February 28, 2011, which will be used for the acquisition of the Xinjiang Project.

III.       Xinjiang Project

1.	Tugurige Company shall establish one or multiple wholly-owned subsidiaries in Xinjiang (hereinafter referred to as the "Xinjiang Subsidiary") for the acquisition of the Xinjiang Project.

2.
The Xinjiang Subsidiary shall provide Renminbi One Hundred and Eighty Million Yuan to acquire the Xinjiang Project of Party A's affiliated entity, and a separate Agreement for the Transfer of Mining Concession(s) shall be concluded at the appointed time. The Xinjiang Subsidiary shall be responsible for the expenses of formalities for the transfer of mining concession(s).

3.
The Xinjiang Subsidiary shall provide Renminbi Seventy Million Yuan for the geological exploration work, building of the new selected plant and construction of the mine. Under equal conditions, it is preferred that Party A completes the geological exploration work.

IV.         Preferential cooperation rights for Other Projects

1.	Tugurige Company shall be entitled preferential cooperation rights for Other Projects, and is entitled the priority for cooperation under equal conditions.

2.
If Party A owns the exploration concession primarily for uranium-based mining, but which is found through exploration to be primarily non-uranium-based (including but not limited to nonferrous metals and precious metals), the said exploration concession may be considered as another project to which Tugurige Company is entitled the preferential cooperation rights.

[signature]

V.        Representations and warranties of Party A

1.
After this Agreement comes into force, Party A may not conduct negotiations and collaborations with any third party for the Tugurige Gold Mine, Xinjiang Project and Other Projects, unless where Party B explicitly forgoes the abovementioned in writing.

2.
The Tugurige Gold Mine is a corporate legal person that is established and remains in existence in accordance with laws; there are no records of illegal operations, and it possesses the conditions required for it to serve as a platform for cooperation between both parties after the Restructuring. The Tugurige Gold Mine does not have any existing major debts, lawsuits, claims for compensation and liabilities that have not been disclosed by Party A to Party B. Prior to the date of signing this agreement, there are no existing or outstanding lawsuits, arbitration or administrative procedures, or those that are foreseeable according to existing facts, in connection with the collaboration projects and the Tugurige Gold Mine.

3.
Party A warrants that it legally owns all rights and interests in the Tugurige Gold Mine, and it has full right to dispose of such rights and interests. Such rights and interests have not been subject to the freezing and auction by a people's court, nor has any form of mortgage, pledge or guarantee been placed thereon; there are no defects that may affect Party B's rights and interests, and no lawsuits are involved in any way.

4.	All documents and information provided by Party A are truthful, complete, legitimate and valid, and there is no false representation, concealment or material omission.

5.
Party A has provided Party B with the asset status and financial situation of the Tugurige Gold Mine. Should Party B discover any inconsistency between the asset status and financial situation of the Tugurige Gold Mine and the information provided, especially any undisclosed debts and potential debts of the Tugurige Gold Mine, Party A shall assume all liabilities (including but not limited to assuming such undisclosed debts), and compensate all the corresponding losses thus caused to Party B.

[signature]

6.        Party A pledges not to provide and disclose any information in connection with this agreement to any third party.

7.        Party A warrants that, with the exception of situations that have been disclosed in this agreement, the assets of the Tugurige Gold Mine (namely the entire assets of the Tugurige Gold Mine, including but not limited to the mining concessions owned by the Tugurige Gold Mine, the ownership and intellectual property rights of all prospecting work results, reports, geological documents, drawings and other prospecting documents related to its mining concessions; relevant excavation pits, drilled holes, rock cores, specimens, roads, buildings, constructions and all other infrastructure formed from the prospecting work, prospecting projects and other assets) and the assets of the Xinjiang Project (namely the assets related to the 21 mining concessions under the Xinjiang Project, including but not limited to the 21 mining concessions under the Xinjiang Project, the ownership and intellectual property rights of all the prospecting work results, reports, geological documents, drawings and other prospecting documents related thereto, the relevant excavation pits, drilled holes, rock cores, specimens, roads, buildings, constructions and all other infrastructure formed from the prospecting work, prospecting projects and other assets, hereinafter referred to as the "Assets of the Xinjiang Project") are not involved in any ownership disputes. The assets of the Tugurige Gold Mine and the Assets of the Xinjiang Project are not encumbered by any form of mortgage, pledge or other guarantee of rights and interests, nor are they subject to any other third-party rights and restriction of rights; the respective certificates and licenses are complete and in place, and they have all been obtained legally and are complete and valid. Should there be any undisclosed dispute, encumbrance, flawed rights and restriction of rights on the assets of the Tugurige Gold Mine and the Assets of the Xinjiang Project, Party A shall assume the relevant liabilities and compensate Party B for the corresponding losses thus incurred.

[signature]

8.        After this agreement comes into force and prior to the completion of the Restructuring with Party B officially becoming a shareholder of Tugurige Company with 51% shares (subject to the completion of the industrial and commercial registration), Party A shall not dispose of all of its rights and interests in the Tugurige Gold Mine through transfer, gift, mortgage, pledge and any other methods that may affect Party B's rights and interests, and shall maintain the Tugurige Gold Mine in its current condition; it also may not revise the articles of association of the Tugurige Gold Mine, nor distribute stock dividends after the base date for asset valuation (Party A's modification of the shareholding system of the Tugurige Gold Mine shall not be deemed as a breach of the aforementioned commitment).

9.        With effect from the day on which this agreement is signed, Party A warrants that the assets of the Tugurige Gold Mine and the Assets of the Xinjiang Project shall not be transferred, moved or leased to any third party through any means without the written consent of Party B. No mortgage, pledge or other guarantee of rights and interests, or other third-party rights and restriction of rights shall be imposed on the assets of the Tugurige Gold Mine and the Assets of the Xinjiang Project.

10.       After this agreement comes into force and prior to the completion of the Restructuring with Party B officially becoming a shareholder of Tugurige Company with 51% shares (subject to the completion of the industrial and commercial registration), Party A shall ensure proper safekeeping of the assets of the Tugurige Gold Mine, seals and accounting books, documents and other materials that are under its possession and management; it warrants that it shall not conclude any contract that will have a major impact on the operations and development of the Tugurige Gold Mine without authorization; that it shall not transfer, privately move, conceal or siphon off the assets of the Tugurige Gold Mine without compensation or at low prices; and that it shall not carry out any transaction at prices that are clearly unreasonable. The Tugurige Gold Mine shall not provide additional guarantee for existing debts, nor shall it repay the debts in advance; as for the existing creditor's rights, the Tugurige Gold Mine shall not forgo same without authorization.

VI.        Operations and management of the Tugurige Company

1.        The board of shareholders forms the highest decision-making body of Tugurige Company. The board of directors established by Tugurige Company consists of 5 directors, 2 of whom appointed by Party A and the other 3 appointed by Party B. The chairman of the board of directors shall be a director appointed by Party B. The board of supervisors established by Tugurige Company consists of 3 supervisors, 1 of whom appointed by Party A, 1 appointed by Party B, and the third supervisor elected by the employees. The board of supervisors shall be presided over by the supervisor appointed by Party A. Under the reporting system implemented by Tugurige Company, the general manager shall report to the board of directors.

[signature]

2.
After the establishment of Tugurige Company, and under the premise that the current normal production and operations of the Tugurige Gold Mine is being maintained, a period of two years shall be used to transform the mining and ore processing system, in order to achieve daily mining capacity of 1500 tons and daily ore processing capacity of 1200 tons.

3.
After the establishment of Tugurige Company, more exploration funds will be invested and the intensity of work will be increased for the Tugurige Gold Mine, Xinjiang Project and Other Projects, so as to maximize the increase in resources and reserves in the shortest possible time.

4.	Enterprise management will be enhanced, costs will be lowered, wastage will be reduced, and gains will be raised.

VII.         Termination of agreement

This agreement may be terminated under the following circumstances:

1. 2.
Upon a consensus reached by both parties through negotiation;

Gross breach of contract by one party, rendering it impossible to perform this agreement or unnecessary to continue performing this agreement;

3. 4.
Party B discovers that the actual status of the Tugurige Gold Mine or Xinjiang Project is grossly inconsistent with the information provided by Party A, and both parties are unable to resolve same through negotiation;

Other circumstances stipulated by laws and regulations or agreed upon in this agreement.

VIII.    Liabilities for breach of contract

Both parties shall strictly perform this agreement. In the event of a breach by either party, that party shall assume the corresponding liabilities for breach of contract.

IX.      Resolution of disputes

In the event of a dispute arising between both parties due to the conclusion and performance of this agreement, the matter shall be resolved through negotiation. Should negotiation fail, both parties have the right to file for legal proceedings with the people's court.

X.     Others

1.
This agreement is executed in quadruplicate with both parties holding two (2) copies each. Upon the signing and affixing of seals by both parties, the approval of the respective superior units and the board of directors shall be obtained as soon as possible, after which this agreement shall come into force.

2.	When necessary, Party B may transfer its rights and obligations under this agreement to its affiliated company or designated company.

3.	This agreement is a framework agreement. When necessary, both parties may sign other agreements for certain specific tasks on the basis of this agreement.

4.
After the conclusion of this agreement, Party A and the Tugurige Gold Mine may conclude a "Short-term Loan and Surety Bond Contract" with Party B to agree on the loan of Renminbi Sixty Million Yuan (RMB 60,000,000.00) from Party B to the Tugurige Gold Mine, and Party A's provision of a surety bond for the said loan. Party B has the right to convert the said loan into the first installment of Party B's investment.

[No Body Text Hereunder]

[This is the Signature Page]

This agreement was signed by the following two parties in Baotou City on December 16, 2010.

Party A: 208 Team of China National Nuclear Corporation Authorized representative: [signature: illegible]

Party B: Minco Mining (China) Corporation Authorized representative: [signature: illegible]